ACE*COMM ANNOUNCES DEPARTURE OF PRESIDENT JOHN BENNETT

Gaithersburg, MD– October 23, 2006 – ACE*COMM Corporation (NASDAQ: ACEC), a global provider of advanced OSS and value-added services applications, today announced that John Bennett, its president since June 2005, will be leaving the Company.

“Through some difficult times, John has demonstrated his leadership and professionalism,” said George T. Jimenez, CEO of ACE*COMM. “Over the course of the past year, he has worked diligently to manage our corporate operations and sales functions, and has been a most effective representative of the company’s interests around the world. On behalf of the rest of the management team, I would like to express our appreciation for his contributions and wish him well in his future endeavors.”

Mr. Bennett’s duties will be assumed by other members of the management team, until a replacement is named.

Management will be holding a conference call on Thursday, October 26, 2006 at 5:30 pm, Eastern Standard Time, to discuss the first quarter results and current corporate activities. To participate, please call 866-837-9780 (within the United States) or 703-639-1418 (outside the United States). When prompted, enter the ACE*COMM reservation number 986238. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.fulldisclosure.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 pm, on Thursday, October 26, 2006.

About ACE*COMM
ACE*COMM is a global provider of network business intelligence and advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the analytical tools required for extracting knowledge from operating networks – knowledge customers use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is an ISO 9001 compliant company. For more information, visit www.acecomm.com.

ACE*COMM and the ACE*COMM logo are registered trademarks, and ACE*COMM Enterprise Patrol is a trademark, of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Media Relations Contact:
Marcie Weber
613.730.4726

Investor Relations Contacts:
Jody Burfening
jburfening@lhai.com
212.838.3777